EXHIBIT 99.1

Investor Relations:

Brett Maas

Hayden IR

(646) 536-7331

brett@haydenir.com

PCM REPORTS SECOND QUARTER RESULTS

Record Q2 Gross Profit $85.4 million and Record Q2 Gross Profit Margin 15.2%

Sales of Services grew 20%

El Segundo, California — July 26, 2017 — PCM, Inc. (NASDAQ: PCMI), a leading technology solutions provider, today reported record financial results for the second quarter of 2017.

Highlights (Q2 2017 compared to Q2 2016):

●	Net sales declined 4% to $560.1 million
●	Sales of services grew 20% to $40.8 million
●	Gross profit grew 3% to a record $85.4 million
●	Record gross profit margin of 15.2%, up from 14.3%
●	Operating profit declined 58% to $5.6 million
●	EBITDA of $9.2 million; adjusted EBITDA of $13.9 million
●	Diluted earnings per share (EPS) of $0.19; adjusted EPS of $0.47

Frank Khulusi, Chairman and CEO of PCM, Inc., commented, “This was another solid quarter for PCM, continuing to execute on our plan to drive higher gross profits and improve our revenue mix towards sales of advanced solutions and services. We grew our gross profit to an all-time record of $85.4 million, which was 3% over our particularly strong second quarter of 2016, and a sequential 9% over the first quarter of 2017. We did this while attaining all-time record gross margin of 15.2%, far exceeding our guidance of 14% to 14.5%, improving significantly over 14.3% last year, and further increasing from the 14.9% we posted in the first quarter of 2017. While our GAAP sales in the quarter were impacted by nearly $28 million in sales under contracts that we’ve disclosed are now held by a non-controlled entity, or NCE, in which we own a 49% interest and are no longer consolidated in our results, and by a $26 million increase in the types of sales that are reported on a net basis in our Public Sector segment and therefore not shown in our revenue growth, we feel we are continuing to make significant progress and growing sales in the right areas of our business, which is further driving increased profitability. Our adjusted EPS of $0.47 grew 80% sequentially over the first quarter of 2017 and was in line with our guidance.”

Jay Miley, President of PCM, Inc., said, “I am pleased with the progress we are making as we continue to transform our company. The investments we are making in our advanced solutions practice groups are paying dividends, as illustrated by our 20% increase in service revenues and our increase in gross margin to a record 15.2% of net sales. These investments not only enable us to participate in more complex, higher margin solution areas, they make us more relevant to our customers and vendor partners. While we will continue to invest in the future in areas of strategic importance like Cloud Migration, Security, and Managed Services, we will remain extremely focused on optimizing our core businesses and cost structure, and expect productivity improvements in the second half of the year.”

Khulusi continued, “Last quarter we announced our launch of operations into the United Kingdom for the first time. PCM UK had its grand opening in May and already employs 82 new and aggressive coworkers as of today. During the second quarter, PCM UK delivered revenues of $362,000, nearly entirely in the month of June, with gross profit of $53,000. While we have a long way to go, I am encouraged by the pipeline and activities being generated by our new UK team, including its extensive list of advanced vendor certifications enabling us to sell nearly the full suite of advanced technology solutions and services offered in our North American businesses. We continue to believe that our UK operations will be profitable and accretive in 2018.”

Commenting on PCM’s second half outlook, Khulusi concluded, “Looking ahead, for the third quarter, we expect adjusted EPS, which excludes the UK investment, in the range of $0.56 to $0.62, and a full year outlook of $2.00 to $2.13. This assumes revenue growth in each of the remaining quarters of 2017 in the low to mid single digits, with increasing sequential sales growth in each quarter. This sales growth continues to exclude sales of the NCE as previously described. While we are driving for sales growth, our primary focus is on increasing our gross profit dollars. In this regard, we are further raising our gross margin guidance from a range of 14% to 14.5% to a range of 14.25% - 14.75% for each of the remaining quarters in 2017. We also expect reductions in SG&A associated with our separation from Ovex, our current outsourced service provider in Pakistan, as well as other cost optimization initiatives.”

1

Results of Operations

Net Sales

The following table presents our net sales by segment for the periods presented (dollars in thousands):

	Three Months Ended June 30,
	2017		2016
	Net Sales	Percentage of Total Net Sales	Net Sales	Percentage of Total Net Sales	Dollar Change	Percent Change
Commercial	$439,538	78%	$445,022	77%	$(5,484)	(1)%
Public Sector	76,789	14	98,980	17	(22,191)	(22)
Canada	43,600	8	37,004	6	6,596	18
United Kingdom	362	—	—	—	362	—
Corporate & Other	(179)	—	(12)	—	(167)	NM (1)
Consolidated	$560,110	100%	$580,994	100%	$(20,884)	(4)%

(1) Not meaningful.

Consolidated net sales were $560.1 million in the three months ended June 30, 2017 compared to $581.0 million in the three months ended June 30, 2016, a decrease of $20.9 million, or 4%. As previously announced, beginning in the first quarter of 2017 our financial results do not consolidate the financial results of sales made under some customer contracts we purchased in the En Pointe acquisition, which are now held by a partner which qualifies for certification as a minority and women owned business in accordance with customer supplier diversity policies. We hold a 49% passive equity interest in this partner and we have accounted for our investment in this partner using the equity method of accounting beginning in the first quarter of 2017. We refer to this entity as the non-controlled entity or NCE. Our consolidated net sales for the three months ended June 30, 2017 do not include $27.6 million of net sales made under contracts held by the NCE. Further, our consolidated sales were impacted by a shift in sales mix in our Public Sector segment towards products reported on a net basis, which impacted our net sales by approximately $26 million. Consolidated sales of services were $40.8 million in the three months ended June 30, 2017 compared to $34.1 million in the three months ended June 30, 2016, an increase of $6.7 million, or 20%, and represented 7% and 6% of consolidated net sales in each of the three months ended June 30, 2017 and 2016, respectively.

Commercial net sales were $439.5 million in the three months ended June 30, 2017 compared to $445.0 million in the three months ended June 30, 2016, a decrease of $5.5 million or 1%. Our Commercial net sales for the three months ended June 30, 2017 does not include $27.6 million of net sales made under contracts now held by the NCE. Had we continued to hold these contracts, our Commercial net sales would have grown 5% to $467.1 million. Sales of services were $27.6 million in the three months ended June 30, 2017 compared to $25.8 million in the three months ended June 30, 2016, an increase of $1.8 million, or 7%, and represented 6% of Commercial net sales in each of the three months ended June 30, 2017 and 2016, respectively.

Public Sector net sales were $76.8 million in the three months ended June 30, 2017 compared to $99.0 million in the three months ended June 30, 2016, a decrease of $22.2 million, or 22%. The decrease in Public Sector net sales was primarily due to a shift in sales mix towards products reported on a net basis. Net sales in our state and local government and educational institution (“SLED”) portion of our Public Sector business decreased 21% primarily due to this shift in sales mix. Net sales in our federal business declined 25% primarily due to reductions in sales under certain federal contracts during the quarter. Sales of services in our Public Sector segment were $5.8 million in the three months ended June 30, 2017 compared to $2.2 million in the three months ended June 30, 2016, an increase of $3.6 million, or 158%, and represented 8% and 2% of Public Sector net sales in each of the three months ended June 30, 2017 and 2016, respectively.

Canada net sales were $43.6 million in the three months ended June 30, 2017 compared to $37.0 million in the three months ended June 30, 2016, an increase of $6.6 million, or 18%, related to increased sales of products and services across all of our Canadian business units. Sales of services were $7.4 million in the three months ended June 30, 2017 compared to $6.0 million in the three months ended June 30, 2016, an increase of $1.4 million, or 23%, and represented 17% and 16% of Canada net sales in each of the three months ended June 30, 2017 and 2016, respectively.

Our United Kingdom segment, which we formed in the first quarter of 2017, generated net sales of approximately $362,000 in the three months ended June 30, 2017.

2

Gross Profit and Gross Profit Margin

Consolidated gross profit was $85.4 million in the three months ended June 30, 2017 compared to $83.0 million in the three months ended June 30, 2016, an increase of $2.4 million, or 3%. Consolidated gross profit margin increased to 15.2% in the three months ended June 30, 2017 from 14.3% in the same period last year. The increase in consolidated gross profit was primarily due to the increase in sales of services during the quarter, combined with incremental funding received from vendors included as an offset to cost of goods sold. The increase in consolidated gross profit margin was primarily due to an increase in higher margin sales in each of our segments, including the impact of the increased mix of sales reported on a net basis, increased sales of services and advanced solutions and increased vendor consideration as a percentage of our net sales. Our consolidated gross profit margin also benefited from the non-consolidation in 2017 of contracts now held by the NCE, as discussed above, which have historically had lower margins.

Selling, General & Administrative Expenses

Consolidated SG&A expenses were $79.7 million in the three months ended June 30, 2017 compared to $69.6 million in the three months ended June 30, 2016, an increase of $10.1 million, or 15%. Consolidated SG&A expenses as a percentage of net sales increased to 14.2% in the three months ended June 30, 2017 from 12.0% in the same period last year. The increase in consolidated SG&A expenses were primarily related to a $4.1 million increase in personnel costs, primarily related to the investments we made in our advanced technology solutions practices in areas of new strategic focus and field and inside account executives in the U.S. and Canada, $1.5 million of personnel and other startup costs associated with our new UK segment, a $1.3 million class action settlement received in the prior year quarter, a $1.2 million increase in M&A and related litigation costs and a $0.6 million increase in outside service costs.

We are currently involved in several disputes related to our 2015 acquisition of En Pointe and our services contract with Ovex, which is our third-party service provider in Pakistan. The cases include a California state court action filed by us in February 2017 relating to an employee who left to work for a competitor, and amended by us in June 2017 to include new claims against certain individuals and entities we believe to have been colluding to raid Ovex employees and misappropriate our confidential information and trade secrets. The disputes relating to the services contract with Ovex include an arbitration action filed by us to seek resolution of disputes under the contract, an action filed by Ovex in a Pakistani court to seek damages and injunctive relief with respect to the contract, and a federal anti-suit injunction filed by us to compel arbitration of the contract in California and obtain an order preventing Ovex from pursuing damages claims under the contract in Pakistan. While we believe the claims against us lack merit and we intend to pursue and/or defend these actions vigorously, we cannot determine with any certainty the costs or outcome of such pending or future matters.

Operating Profit (Loss)

The following table presents our operating profit (loss) and operating profit margin by segment for the periods presented (dollars in thousands):

	Three Months Ended June 30,								Change in
	2017			2016			Change in		Operating
	Operating Profit	Operating Profit		Operating Profit	Operating Profit		Operating Profit (Loss)		Profit Margin
	(Loss)	Margin(1)		(Loss)	Margin(1)		$	%	%
Commercial	$19,750	4.5%		$22,486	5.1%		$(2,736)	(12)%	(0.6)%
Public Sector	4,832	6.3		4,276	4.3		556	13	2.0
Canada	291	0.7		824	2.2		(533)	(65)	(1.5)
United Kingdom	(1,585)	NM	(1)	—	—		(1,585)	NM (1)	NM	(1)
Corporate & Other	(17,664)	(3.2	)(2)	(14,221)	(2.4	)(2)	(3,443)	24	(0.8	)(2)
Consolidated	$5,624	1.0%		$13,365	2.3%		$(7,741)	(58)	(1.3)%

(1)	Not meaningful.
(2)	Operating profit margin for Corporate & Other is computed based on consolidated net sales. Operating profit margin for each of the other segments is computed based on the respective segment’s net sales.

Consolidated operating profit was $5.6 million in the three months ended June 30, 2017 compared to $13.4 million in the three months ended June 30, 2016, a decrease of $7.8 million or 58%.

Commercial operating profit was $19.8 million in the three months ended June 30, 2017 compared to $22.5 million in the three months ended June 30, 2016, a decrease of $2.7 million, or 12%. The decrease in Commercial operating profit was primarily due to a $0.5 million decrease in Commercial gross profit, an increase of $0.9 million in allocated costs associated with our advanced solutions practices and an increase in direct Commercial personnel costs of $0.7 million, primarily related to incremental inside and field account executive headcount.

3

Public Sector operating profit was $4.8 million in the three months ended June 30, 2017 compared to $4.3 million in the three months ended June 30, 2016, an increase of $0.5 million, or 13%. The increase in Public Sector operating profit was due to a $1.4 million increase in Public Sector gross profit, partially offset by an increase in personnel costs of $0.8 million primarily related to incremental account executive headcount.

Canada operating profit was $0.3 million in the three months ended June 30, 2017 compared to $0.8 million in the three months ended June 30, 2016, a decrease of $0.5 million, or 65%, which was primarily due to an increase in personnel costs of $1.8 million related to our investment in advanced solutions and sales account executive headcount, as well as the addition of costs resulting from the acquisition of Stratiform in December 2016, partially offset by a $1.6 million increase in Canada gross profit.

United Kingdom operating loss was $1.6 million in the three months ended June 30, 2017, representing the segment’s second quarter of operating expenses which include overhead support and consulting costs, as well as startup legal and litigation costs.

Corporate & Other operating expenses include corporate related expenses such as legal, accounting, information technology, product management and certain other administrative costs that are not otherwise included in our reportable operating segments. Corporate & Other operating expenses were $17.7 million in the three months ended June 30, 2017 compared to $14.2 million in the three months ended June 30, 2016, an increase of $3.5 million, or 24%. The increase in our Corporate & Other operating expenses was primarily due to a $1.3 million legal settlement received in the three months ended June 30, 2016 that did not reoccur, an increase in M&A and related litigation costs of $1.1 million and an increase in personnel costs of $0.9 million.

Income Taxes

In March 2016, the FASB issued ASU No. 2016-09, “Compensation – Stock Compensation (Topic 718) - Improvements to Employee Share-Based Accounting,” which simplifies several aspects of accounting for employee share-based payment transactions, including the accounting for income taxes, forfeitures, and statutory state tax withholding requirements, as well as classification in statement of cash flows. ASU 2016-09 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2016. We adopted ASU 2016-09 effective January 1, 2017. In the three and six months ended June 30, 2017, we recorded a credit to income tax expense of $0.4 million and $2.7 million, respectively, related to the excess tax benefits associated with the exercise of stock options and vesting of restricted stock units during the period on our consolidated statement of operations. We anticipate ongoing income tax expense volatility as a result of the adoption of this standard.

Adjusted EBITDA and Adjusted EPS

Adjusted EBITDA (as defined below) for the three months ended June 30, 2017 was $13.9 million compared to $17.4 million for the three months ended June 30, 2016. Non-GAAP EPS (Adjusted EPS) was $0.47 for the three months ended June 30, 2017 compared to $0.68 in the three months ended June 30, 2016. The decrease in adjusted EBITDA and adjusted EPS was primarily driven by the decrease in operating profit discussed above.

Consolidated Balance Sheet and Cash Flow

We had $6.3 million of cash provided by operating activities during the six months ended June 30, 2017 compared to $99.3 million in the six months ended June 30, 2016. Accounts receivable at June 30, 2017 was $453.6 million, an increase of $94.7 million from December 31, 2016. Inventory at June 30, 2017 was $77.4 million, a decrease of $3.4 million from December 31, 2016. Accounts payable at June 30, 2017 was $367.0 million, an increase of $90.5 million from December 31, 2016. Cash used in investing activities during the six months ended June 30, 2017 totaled $9.1 million compared to $3.0 million during the six months ended June 30, 2016. Investing activities for the six months ended June 30, 2017 were primarily related to a purchase of real property in Woodridge, Illinois for $3.1 million, expenditures relating to investments in our IT infrastructure and leasehold improvements. Investing activities for the six months ended June 30, 2016 were primarily related to $2.5 million of capital expenditures and $0.5 million of incremental acquisition-related investments. Total notes payable increased by $1.1 million to $35.7 million at June 30, 2017 compared to December 31, 2016. Outstanding borrowings under our line of credit decreased by $0.1 million to $107.3 million at June 30, 2017 compared to December 31, 2016.

Account Executive Headcount

The following table presents our average account executive headcount, by segment, for our continuing operations for the periods presented:

Average Account Executive Headcount By Segment:	Three Months Ended June 30,
	2017		2016
Commercial	906		804
Public Sector	215		160
Canada	104		79
United Kingdom	40	(1)	—
Total	1,265		1,043

(1)	Represents headcount as of June 30, 2017.

4

Product Sales Mix

The following table sets forth our net billed sales by major categories as a percentage of total net billed sales for the periods presented, determined based upon our internal product code classifications.

	Three Months Ended June 30,		Y/Y Sales
Product Sales Mix:	2017	2016	Growth
Software(1)	31	31	2
Notebooks and Tablets	18	18	5
Delivered services	7	6	20
Networking	6	6	(6)
Manufacturer service and warranties(1)	6	6	(9)
Desktops	6	8	(19)
Accessories	4	4	11
Display	4	4	(5)
Servers	3	3	24
Storage	3	4	(26)
Printers	2	2	3
Other(2)	10	8	11
Total	100%	100%

(1)	Software, including software licenses, maintenance and enterprise agreements, and manufacturer service and warranties are shown, for purposes of this table, on a gross sales billed to customers basis, net of returns and do not reflect the net down impact related to revenue recognition for sales of such products.
(2)	Other includes power, input devices, supplies, consumer electronics, memory, iPod/MP3 and miscellaneous other items.

Non-GAAP Measure

We are presenting earnings before interest, taxes, depreciation and amortization expenses (EBITDA), adjusted EBITDA and non-GAAP EPS (adjusted EPS), which are financial measures that are not determined in accordance with accounting principles generally accepted in the United States of America, or GAAP. Adjusted EBITDA and adjusted EPS remove the effect of severance and restructuring related expenses related to our cost reduction initiatives and stock-based compensation, as well as uncommon, non-recurring or special items. Adjusted EPS also removes the effect of amortization of intangibles acquired in acquisitions. Depreciation and amortization expenses primarily represent an allocation to current expense of the cost of historical capital expenditures and for acquired intangible assets resulting from prior business acquisitions. EBITDA, adjusted EBITDA and adjusted EPS should be used in conjunction with other GAAP financial measures and are not presented as an alternative measure of operating results, as determined in accordance with GAAP. We believe that these non-GAAP financial measures allow a more meaningful comparison of our operating performance trends to both management and investors that is more indicative of our consolidated operating results across reporting periods. We believe that adjusted EBITDA and adjusted EPS provide a better understanding of our company’s operating performance and cash flows. A reconciliation of the non-GAAP consolidated financial measures is included in a table below.

Conference Call

Management will hold a conference call, which will be webcast, on July 26, 2017 at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss its second quarter results. To listen to PCM management’s discussion of its second quarter results live, access http://investor.pcm.com/events.cfm.

The archived webcast can be accessed at http://investor.pcm.com under “Events & Presentations.” A replay of the conference call by phone will be available from 7:30 p.m. ET on July 26, 2017 until August 2, 2017 and can be accessed by calling (855) 859-2056 (International (404) 537-3406) and inputting code 60371308.

5

About PCM, Inc.

PCM, Inc., through its wholly-owned subsidiaries, is a leading technology solutions provider to small and medium sized businesses, mid-market and enterprise customers, government and educational institutions and individual consumers across the United States and Canada. We generated net sales of $2.3 billion in the twelve months ended June 30, 2017. For more information, please visit investor.pcm.com or call (310) 354-5600.

Forward-looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements regarding our expectations, hopes or intentions regarding the future, including but not limited to, statements related to our strategic positioning; our positioning for future growth; expectation of 2017 financial performance, opportunities, expectations or intentions for growth in top or bottom line operating results; expectations for gross margins; expectations for reductions in SG&A; expectations of earnings per share and statements regarding our investments paying off or contributing to our profitability; our execution of our strategy enabling us to expand margins and profitability; our investments advancing our strategic objectives and improving our performance in 2017; and our ability to achieve success in the UK and the UK segment’s profitability and accretion in 2018. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause our actual results to differ materially include without limitation risks and uncertainties related to the following: our ability to attract and retain key employees; our ability to receive expected returns on changes in our sales and services organizations or strategic investments, including without limit, investments in advanced technology solutions and services, our call centers and our international expansion; risks associated with our ability to integrate our acquisitions; availability of key vendor incentives and other vendor assistance; our IT infrastructure; the relationship between the number of our account executives and productivity; decreased sales related to any of our segments, including but not limited to, potential decreases in sales resulting from the loss of or a reduction in purchases from significant customers; the effect of any failure by us to transition outsourced BPO services provided to our En Pointe business under a service agreement we acquired in connection with our En Pointe acquisition which we expect will terminate in the third quarter of 2017 and require us to transition related IT, accounting, customer service and order management and other support services from this service provider to our captive service operations; possible discontinuance of IT licenses used to operate our business which are provided by vendors; increased competition, including, but not limited to, increased competition from direct sales by some of our largest vendors and increased pricing pressures which affect our pricing strategy in any given period; the misappropriation or unauthorized use of our proprietary or confidential information by competitors or others; our loss of personnel to competitors; the effect of our pricing strategy on our operating results; potential decreases in sales related to changes in our vendors products; the potential lack of availability of government funding applicable to our Public Sector business; the impact of seasonality on our sales; availability of products from third party suppliers at reasonable prices; business and other conditions in Canada, the UK and Europe and the Asia Pacific region and the related effects on our Canadian, UK and our Asia-Pacific operations, including without limitation our executive management’s lack of experience operating in these markets; increased expenses, including, but not limited to, interest expense, foreign currency transaction gains/losses and other expenses which may increase as a result of future inflationary pressures; our advertising, marketing and promotional efforts may be costly and may not achieve desired results; shifts in market demand or price erosion of owned inventory; other risks related to foreign currency fluctuations; warranties and indemnities we may be required to provide to third parties through our commercial contracts; data security; litigation by or against us, including without limitation the litigation and other actions related to our En Pointe acquisition; and availability of financing, including availability under our existing credit lines. Additional factors that could cause our actual results to differ are discussed under the heading “Risk Factors” in Item 1A, Part II of our Form 10-Q for the year ended March 31, 2017, on file with the Securities and Exchange Commission, and in our other reports filed from time to time with the SEC. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statements.

-Financial Tables Follow-

6

PCM, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net sales	$560,110	$580,994	$1,084,509	$1,079,023
Cost of goods sold	474,739	497,995	920,933	925,717
Gross profit	85,371	82,999	163,576	153,306
Selling, general and administrative expenses	79,747	69,634	153,479	138,422
Operating profit	5,624	13,365	10,097	14,884
Interest expense, net	1,986	1,461	3,639	2,935
Equity income from unconsolidated affiliate	135	—	273	—
Income before income taxes	3,773	11,904	6,731	11,949
Income tax expense	1,273	4,498	204	4,387
Net income	$2,500	$7,406	$6,527	$7,562

Basic and Diluted Earnings Per Common Share
Basic	$0.20	$0.63	$0.52	$0.64
Diluted	0.19	0.61	0.48	0.62

Weighted average number of common shares outstanding:
Basic	12,574	11,715	12,477	11,796
Diluted	13,486	12,211	13,483	12,262

7

PCM, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
EBITDA(a):
Consolidated operating profit	$5,624	$13,365	$10,097	$14,884
Add: Consolidated depreciation expense	2,418	2,527	4,858	5,092
Consolidated amortization expense	973	1,448	2,055	2,955
Equity income from unconsolidated affiliate(b)	135	—	273	—
EBITDA	$9,150	$17,340	$17,283	$22,931

EBITDA Adjustments:
Stock-based compensation	$708	$494	$1,223	$1,004
Write-off of CRM	—	37	—	37
M&A and related litigation costs and fees (c)	1,370	185	1,540	761
Severance and restructuring related costs(d)	1,165	678	1,781	1,876
Foreign exchange (gain) loss	8	(39)	34	(281)
UK net startup costs(e)	1,492	—	1,645	—
Legal settlement gain(f)	—	(1,333)	—	(1,333)
Total EBITDA adjustments	$4,743	$22	$6,223	$2,064

Adjusted EBITDA
EBITDA	$9,150	$17,340	$17,283	$22,931
Add: EBITDA Adjustments	4,743	22	6,223	2,064
Adjusted EBITDA	$13,893	$17,362	$23,506	$24,995

Net income:
Income before income taxes	$3,773	$11,904	$6,731	$11,949
Less: Income tax expense	1,273	4,498	204	4,387
Net income	$2,500	$7,406	$6,527	$7,562

Income before income taxes	$3,773	$11,904	$6,731	$11,949
Add: EBITDA Adjustments	4,743	22	6,223	2,064
Amortization of purchased intangibles(g)	969	1,444	2,047	2,948
One-time interest charge(h)	321	—	321	—
Adjusted income before income taxes	9,806	13,370	15,322	16,961
Less: Adjusted income tax expense(i)	3,530	5,052	5,516	6,226
Non-GAAP net income	$6,276	$8,318	$9,806	$10,735

Diluted earnings per share:
GAAP diluted EPS	$0.19	$0.61	$0.48	$0.62
Non-GAAP diluted EPS	0.47	0.68	0.73	0.88

Diluted weighted average number of common shares outstanding	13,486	12,211	13,483	12,262

(a)	EBITDA — earnings from continuing operations before interest, taxes, depreciation and amortization.
(b)	Represents our equity income resulting from our 49% ownership interest in the NCE.
(c)	Includes litigation costs and fees related to our acquisitions.
(d)	Includes employee severance related costs related to our cost reduction initiatives, lease vacancy costs and other restructuring related costs.
(e)	Represents net startup costs associated with our new United Kingdom investment.
(f)	Relates to gain resulting from a class action settlement related to the DRAM Indirect Antitrust Litigation.
(g)	Includes amortization expense for acquisition-related intangible assets, which include trademarks, trade names, non-compete agreements and customer relationships.
(h)	Represents interest expense levied against the company for unclaimed property reports for periods dating back to 2003.
(i)	The 2017 adjusted income tax expense assumes an estimated annual effective tax rate of 36.0%. Our actual effective tax rates for the three and six months ended June 30, 2017 were 33.7% and 3.0% due to the effect of discrete income tax benefits during the first and second quarters of 2017.

8

PCM, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except per share amounts and share data)

	June 30, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$7,305	$7,172
Accounts receivable, net of allowances of $881 and $832	453,635	358,949
Inventories	77,439	80,872
Prepaid expenses and other current assets	14,531	16,250
Asset held for sale	—	5,812
Total current assets	552,910	469,055
Property and equipment, net	66,370	56,352
Goodwill	83,581	83,388
Intangible assets, net	13,103	15,074
Deferred income taxes	722	947
Investment and other assets	4,530	4,994
Total assets	$721,216	$629,810

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$367,009	$276,524
Accrued expenses and other current liabilities	55,648	63,403
Deferred revenue	7,507	10,960
Line of credit	107,310	107,396
Notes payable — current	10,611	11,168
Note payable related to asset held for sale	—	4,601
Total current liabilities	548,085	474,052
Notes payable	25,055	18,750
Other long-term liabilities	3,663	7,039
Deferred income taxes	3,758	1,498
Total liabilities	580,561	501,339
Commitments and contingencies Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.001 par value; 30,000,000 shares authorized; 17,092,707 and 16,465,567 shares issued; 12,594,342 and 11,967,202 shares outstanding	17	16
Additional paid-in capital	133,117	127,777
Treasury stock, at cost: 4,498,365 shares	(26,934)	(26,934)
Accumulated other comprehensive loss	(323)	(639)
Retained earnings	34,778	28,251
Total stockholders’ equity	140,655	128,471
Total liabilities and stockholders’ equity	$721,216	$629,810

9

PCM, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Six Months Ended June 30,
	2017	2016
Cash Flows From Operating Activities
Net income	$6,527	$7,562
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,913	8,047
Equity income from an unconsolidated affiliate	(273)	—
Provision for deferred income taxes	164	813
Non-cash stock-based compensation	1,223	1,004
Change in operating assets and liabilities:
Accounts receivable	(92,378)	(55,514)
Inventories	3,433	(30,147)
Prepaid expenses and other current assets	1,784	(10,228)
Other assets	1,294	1,127
Accounts payable	85,436	153,977
Accrued expenses and other current liabilities	(4,362)	10,697
Deferred revenue	(3,453)	11,915
Total adjustments	(219)	91,691
Net cash provided by operating activities	6,308	99,253
Cash Flows From Investing Activities
Purchases of property and equipment	(9,056)	(2,461)
Acquisition of assets of Systemax	—	(400)
Acquisition of Acrodex, net of cash acquired	—	(93)
Net cash used in investing activities	(9,056)	(2,954)
Cash Flows From Financing Activities
Net payments under line of credit	(86)	(69,138)
Borrowings under notes payable	3,139	—
Payments under notes payable	(1,992)	(2,488)
Change in book overdraft	5,038	(16,266)
Payments of obligations under capital leases	(860)	(1,280)
Proceeds from capital lease obligations	587	—
Payments of earn-out liability	(6,523)	(5,886)
Proceeds from stock issued under stock option plans	4,722	726
Payments for deferred financing costs	(635)	(404)
Common shares repurchased and held in treasury	—	(3,608)
Payment of taxes related to net-settled stock awards	(783)	(197)
Net cash provided by (used in) financing activities	2,607	(98,541)
Effect of foreign currency on cash flow	274	269
Net change in cash and cash equivalents	133	(1,973)
Cash and cash equivalents at beginning of the period	7,172	11,176
Cash and cash equivalents at end of the period	$7,305	$9,203
Supplemental Cash Flow Information
Interest paid	$3,263	$2,558
Income taxes paid (refund), net	3,314	(139)
Supplemental Non-Cash Investing and Financing Activities
Financed and accrued purchases of property and equipment	$14	$711

10